SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

May 31, 2007 (May 25, 2007)
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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
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(State or other jurisdiction of incorporation)

333-131875 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01: Entry into Material Definitive Agreements

Acceptance of Subscription Agreements and Final Closing of Offering of Common Stock

During the week ending May 25, 2007, Zion accepted subscription agreements in a total amount of $342,629 received from 187 subscribers to its public offering of shares of common stock (the "offering") subject of Zion's Registration Statement on Form SB-2 as declared effective by the Securities and Exchange Commission on September 26, 2006 (the "Registration Statement"). Pursuant to the accepted subscription agreements, the subscribers subscribed for 48,947 shares of Zion's common stock at $7.00 per share to be issued by Zion at the final closing of the offering (the "eighth closing"). Of the total subscriptions subject of the accepted agreements, $289,863 were for cash and $52,766 were debt conversion.

The final closing took place on May 25, 2007. At the final closing Zion issued instructions to the escrow agent to disburse proceeds of the cash subscriptions in the amount of $263,901 to the company and issued 48,947 shares of its common stock to its transfer agent for distribution in accordance with the instructions of the subscribers. The remaining $25,962 of funds disbursed from the escrow account in the final closing were distributed to Network 1 Financial Services, Inc. ("Network 1"), the underwriter of the offering, in accordance with the terms of the underwriting agreement as described in the Registration Statement, as follows: $17,308 in commissions and $8,654 of expense reimbursement. At the eighth closing, Zion also issued to the underwriter, in accordance with the terms of the underwriting agreement, an Underwriter's Warrant to purchase 1,239 shares of Zion common stock at a price of $8.75 per share to be exercisable for a period beginning November 26, 2007 and expiring on September 26, 2009.

Zion will use the proceeds of the final closing for the purposes and in the amounts described in the Registration Statement.

In the aggregate, in the offering's eight closings (the first of which took place on December 29, 2006 and the last of which referenced above took place on May 25, 2007,) Zion accepted subscriptions in a total amount of $12,644,345 (of which $12,220,579 were cash and $423,766 were debt conversion) and, in consideration issued 1,806,335 shares of its common stock in accordance with the instructions of the subscribers. In the aggregate, in connection with their services as underwriter of the offering and in accordance with the underwriting agreement, Zion paid to Network 1, $979,044 ($652,696 in commissions and $326,348 of expense reimbursement) and issued to Network 1 Underwriter's Warrants to purchase 46,621 shares of Zion's common stock at a price of $8.75 per share to be exercisable for a period beginning November 26, 2007 and expiring on September 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: May 31, 2007

Zion Oil and Gas, Inc.

By: /s/ Philip Mandelker

Philip Mandelker,

Secretary